SHAREHOLDER MEETING (Unaudited)

On May 23, 1997, a special shareholder meeting was held at which the selection of Price Waterhouse LLP as the independent accountants and auditors of the Fund for the fiscal year beginning November 1, 1996 was ratified (Proposal No. 1), the proposed changes to certain of the Fund's fundamental investment policies, including changes to the investment objective were approved (Proposal No. 2), the investment Advisory Agreement between the Fund and OppenheimerFunds, Inc. was approved (Proposal No. 3), the Subadvisory Agreement between OppenheimerFunds, Inc. and OpCap Advisors was approved (Proposal No. 4), the Fund's Class A 12b-1 Distribution and Service Plan was approved by Class A shareholders (Proposal No. 5), the Fund's Class B 12b-1 Distribution and Service Plan was approved by Class B shareholders (Proposal No. 6), and the Fund's Class C 12b-1 Distribution and Service Plan was approved by Class C shareholders (Proposal No. 7) as described in the Fund's proxy statement for that meeting. The following is a report of the votes cast:
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

                                                            WITHHELD/                BROKER
PROPOSAL                FOR                AGAINST          ABSTAIN                  NON-VOTES       TOTAL
-------------------------------------------------------------------------------------------------------------------
Proposal No. 1          42,753,091.558       518,144.361    1,546,312.936            33,321,533      44,817,548.855
Proposal No. 2          39,769,340.621     2,784,314.100    2,268,642.125            33,321,533      44,822,296.846
Proposal No. 3          40,801,075.926     1,708,479.246    2,308,708.534            33,321,533      44,818,263.706
Proposal No. 4          40,338,391.519     1,890,034.216    2,589,833.971            33,321,533      44,818,259.706
Proposal No. 5          19,827,223.196     1,160,119.328    1,233,111.568            33,321,533      22,220,454.092
Proposal No. 6          15,520,063.087       762,311.115    1,166,005.929            33,321,533      17,448,380.131
Proposal No. 7           4,568,475.858       303,466.590      264,739.806            33,321,533       5,136,682.254
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